Terex Corporation Announces Chief Financial Officer Transition;
John D. Sheehan to Retire; Terex Names Julie A. Beck as its Next CFO
NORWALK, Conn., Oct 12, 2021 / PRNewswire -- Terex Corporation (NYSE: TEX) announced today that Julie A. Beck will become Senior Vice President and Chief Financial Officer, succeeding John D. Sheehan, who is retiring. Beck will join Terex as Senior Vice President, Finance on November 1 and become Chief Financial Officer effective January 1, 2022. She will serve on the corporation’s Executive Leadership Team. To help ensure a smooth transition, Sheehan will remain as CFO until December 31, 2021 and retire on April 1, 2022.

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“I am delighted to welcome Julie to Terex as a key member of our leadership team,” said John L. Garrison, Jr., Chairman and CEO. “Julie has successfully led global finance organizations for three decades. She comes from a manufacturing background and is highly familiar with the complexities of a global, multi-national public company. Her deep and extensive experience in leading the financial operations of industrial and manufacturing businesses – as well as driving operational changes – will make an impact as we continue to position Terex for the future. I am confident Julie will provide strong leadership and is an excellent addition to the Terex team.”

Beck comes to Terex from NOVA Chemicals, a $5 billion producer of plastics and chemicals, where she served as SVP and CFO since February 2016. While there, she drove growth through a $2 billion acquisition, initiated the start of NOVA’s digital transformation, and drove a mindset of continuous improvement and value creation that contributed to strong earnings. Before joining NOVA, she spent eight years with Joy Global, at the time a $5 billion publicly traded mining equipment manufacturer. Her roles with Joy Global included CFO of Joy Mining Machinery and Global VP of Supply Chain, Operational Excellence and Quality. In earlier roles, she was EVP and CFO of Journal Register Company, SVP and CFO and Treasurer for Norwood Promotional Products, VP Finance for Temple-Inland, and Director, Finance for Rockwell Automation. She began her career with Deloitte in public accounting. Julie currently serves on the Board of Directors of Invacare Corporation and has served on several other corporate and non-profit boards in the past, including the Leukemia Society of America where she was an Executive Board member. A Certified Public Accountant, she holds a BBA in Accounting from the University of Wisconsin-Madison.

“I am thrilled to join Terex, with its unique strengths, a strong business model and a proud history, and I look forward to working with the team to execute on the Company’s priorities, accelerate growth and enhance value for shareholders and all stakeholders,” Beck said.

Garrison added, “On behalf of our Board of Directors and all Terex team members, I thank Duffy for his exceptional contributions during his five years at Terex,” said Garrison. “He has been a great leader, mentor and colleague, and he has created tremendous value for our Company and our shareholders. In his five years as CFO, Duffy’s guidance has been especially important as he helped lead our transformation journey and our work to optimize our portfolio and position Terex for the future. I wish Duffy all the best in the next chapter of his life.”

About Terex:
Terex Corporation is a global manufacturer of aerial work platforms and materials processing machinery. The Company designs, builds, and supports products used in construction, maintenance, manufacturing, energy, minerals and materials management applications. The Company's products are manufactured in North and South America, Europe, Australia, and Asia and sold worldwide. The Company engages with customers through all stages of the product life cycle, from initial specification and financing to parts and service support.

Contact Information:
Terex Corporation
Randy Wilson
Director, Corporate Treasury & Investor Relations
(203) 221-5415
randy.wilson@terex.com

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SOURCE Terex Corporation

Related Links
https://www.terex.com

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